UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Reported Event:   May 1, 2009

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-134073	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 9 Qinling Road, Yingbin Road Centralized Industrial Park Harbin Development Zone, Heilongjiang, China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

150078
(Zip Code)

86-451-84346600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Agreement.

On May 1, 2009, Harbin Xinda Macromolecule Material Co., Ltd. (“Xinda”), a wholly-owned subsidiary of China XD Plastics Company Limited (the “Company”) and Harbin Xinda High-Tech Co., Ltd. (“Xinda High-Tech”) agreed to terminate the transactions contemplated by the Asset Purchase Agreement entered into between them dated as of September 20, 2008 (the “Asset Purchase Agreement”), as amended on February 21, 2009 (the “Amendment”).

As previously reported, the Assets Purchase Agreement, contemplated the purchase by Xinda of 6 buildings including office building, 19 full automatic production lines and related lands and subsidiary facilities owned by Xinda High-Tech. Xinda High-tech agreed to sell all facilities to Xinda at the price of 240 million RMB (US$35 million). Xinda would pay all funds on or before September 30, 2009. Under the Amendment, the payment date agreed under the Purchase Agreement was extended to December 31, 2009.

Prior to the termination of the Asset Purchase Agreement and the Amendment, Xinda paid RMB47,600,000 (approximately US$7 million) for seven full automatic production lines from Xinda High-Tech pursuant to the Asset Purchase Agreement. The termination will not affect Xinda’s acquisition of the seven full automatic production lines from Xinda High-Tech. Xinda and Xinda High-Tech decided to Terminate the Asset Purchase Agreement and the Amendment as it became apparent that neither company would see the anticipated benefits of the transaction.

With the seven production lines already acquired from Xinda High-Tech, Xinda shall have ample capacity to meet the current market demand for its products. The termination of the asset purchase transaction will not affect the Company’s ability to meet production demand by its customers in the near term.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Termination Agreement by and between Harbin Xinda Macromolecule Material Co., Ltd. and Xinda High-Tech Co., Ltd. dated as of May 1, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2009

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Name: Jie Han Title: Chief Executive Officer